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                                                                    EXHIBIT 99.1


               NOTICE TO T&W FINANCIAL CORPORATION SHAREHOLDERS
               ------------------------------------------------

                      OF OBJECTION DEADLINE & HEARING ON
                         PROPOSED PLAN OF LIQUIDATION


TACOMA, WASH--DECEMBER 28, 2000--T&W FINANCIAL CORPORATION (NASDAQ: TWFCQ) (the "Company") announced that the Company and its subsidiary, T&W Financial Services Company L.L.C. have filed a joint Plan of Liquidation in their bankruptcy proceedings, jointly administered, in the United States Bankruptcy Court for the Western District of Washington at Tacoma under Case No. 00-39007. On December 21, 2000, the Honorable Paul B. Snyder approved the Company's Disclosure Statement associated with the plan and provided that notice to Company shareholders be given by press release and the filing of a Securities and Exchange Commission Form 8-K. Shareholders are deemed to have rejected the plan and will not be required to vote.

The Plan of Liquidation provides for appointment of a plan administrator to liquidate assets and provides for payments to priority and general unsecured creditors from proceeds of specified assets pursuant to settlement with certain financial institutions. These financial institutions hold large secured and unsecured claims against the debtors. The bankruptcy estates of the Company and its subsidiary hold disputed bankruptcy litigation claims against these financial institutions. Under the plan, the estates will release claims against the financial institutions in exchange for contribution of assets, partial release of security and other interests, and assignment of proceeds of certain causes of action by the financial institutions. Although the plan is expected to generate a partial distribution to general unsecured creditors, the plan expressly provides for no distribution to shareholders of the Company and all stock will be cancelled as of the effective date of the plan.

The hearing on confirmation of the plan will be held in the Courtroom of the Bankruptcy Judge commencing on January 24, 2001, at 8:30 a.m. Pacific Standard Time, and continuing, if necessary, on January 25, 2001, at 8:30 a.m. Pacific Standard Time, and on continued dates if so ordered by the Court without further notice. Any objections to the plan must be in writing, filed pursuant to Federal Rules of Bankruptcy Procedure 3020(b) with the Clerk, United States Bankruptcy Court, Western District of Washington, 1717 Pacific Avenue, Tacoma, Washington 98402, and served on the United States Trustee, 600 Park Place Building, 1200 Sixth Avenue, Seattle, Washington 98101, and counsel for the debtor, Marc Barreca, Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, WA 98104, no later than 4:30 p.m. Pacific Standard Time, on or before January 16, 2001.

Contact:
Bankruptcy Counsel, Marc Barreca, Preston Gates & Ellis LLP,
c/o Jeanne Martin, Paralegal 206/467-8429